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                                                                     EXHIBIT 4.1

                 MICHAEL FOODS, INC. 1994 EXECUTIVE PERFORMANCE
                                STOCK AWARD PLAN

1.   PURPOSE OF THE PLAN

     The purpose of this Plan is to enable the Company to attract, retain and reward key executives of the Company and its subsidiaries and affiliates and strengthen the mutuality of interest between such key executives and the Company's stockholders by awarding such key executives shares of Common Stock as earned in accordance with the Michael Foods' 1994 Executive Incentive Plan.

2.   DEFINITIONS

     In addition to other capitalized terms defined elsewhere in this Plan, the following terms shall have the respective meanings set forth below:

     2.01 "Act" means the Securities Exchange Act of 1934, as amended from time to time.

     2.02 "Affiliate" means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee in its sole discretion.

     2.03  "Board" means the Board of Directors of the Company.

     2.04 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.05  "Commission" means the United States Securities and Exchange
Commission.

     2.06 "Committee" means the Committee appointed by the Board in accordance with Section 4, if a Committee is appointed. If no Committee has been appointed, any reference to the Committee shall be deemed a reference to the Board.

     2.07 "Common Stock" means the Common Stock, par value $.01 per share, of the Company or such other class of equity securities or other securities as may be applicable under Section 7.

     2.08 "Company" means Michael Foods, Inc., a Delaware corporation or any successor to substantially all of its business.

     2.09 "Executive" means any officer of the Company or any Subsidiary or Affiliate that participates in the Company's 1994 Executive Incentive Plan. The Committee is empowered to determine whether any person qualifies as an "Executive" for purposes of the Plan.

     2.10 "Plan" means this Michael Foods, Inc. 1994 Executive Performance Stock Award Plan.

     2.11 "Rule 16b-3" means Rule 16b-3 promulgated by the Commission under the Act or any successor regulation exempting certain transactions involving stock-based compensation arrangements from the liability provisions of Section 16 of the Act, as adopted and amended from time to time and as interpreted by formal or informal opinions of, and releases published or other interpretive advice provided by, the staff of the Commission.

     2.12 "Section 16 Person" means an Executive who at the time an award of shares is made pursuant to this Plan is subject to Section 16 of the Act, as interpreted by the rules and regulations promulgated by the Commission thereunder, as adopted and amended from time to time, and by formal or informal opinions of, and releases published or other interpretive advice provided by, the staff of the Commission.

     2.13 "Securities Law Requirements" means the Act and the rules and regulations promulgated by the Commission thereunder, as adopted and amended from time to time, including but not limited to Rule 16b-3, and as interpreted by formal or informal opinions of, and releases published or other interpretive
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advice provided by, the staff of the Commission; other applicable Federal and
State securities laws and regulations promulgated thereunder, as adopted and amended from time to time; and the requirements of any stock exchange, automated inter-dealer quotation system or other recognized securities market on which the Common Stock is listed or traded or in which the Common Stock is included, as adopted and amended from time to time and as interpreted by formal or informal opinions of, and other interpretive advice, provided by the representatives of such stock exchange, quotation system or other securities market.

     2.14  "Shares" means shares of Common Stock of the Company.

     2.15 "Subsidiary" means any business association (including a corporation, partnership or a joint venture, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership or joint venture interests) possessing fifty percent (50%) or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

3.   SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     Subject to adjustment as provided in Section 7, the total number of Shares available for issuance under the Plan shall be 300,000 Shares.

4.   ADMINISTRATION OF THE PLAN

     4.01 PROCEDURE. The Plan shall be administered by the Board or the Board may, in its discretion, appoint a Committee to administer the Plan subject to such terms and conditions of the Company's 1994 Executive Incentive Plan or, as the Board may prescribe; provided that neither the Board nor any such Committee shall make any decision concerning the Plan with respect to any Section 16 Person unless the Board or such Committee making such decision is constituted so that such decision complies with the then applicable requirements of Rule 16b-3. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and may appoint additional members thereof, remove members (with or without cause), fill vacancies however caused and remove all members of the Committee and thereafter directly administer the Plan. As to the selection of and grants of Shares to Executives who are not Section 16 Persons, the Committee may delegate any or all of its responsibilities to members of the Company's management.

     4.02 POWERS OF THE COMMITTEE. To the extent not inconsistent with this Plan, the Company's 1994 Executive Incentive Plan and the then applicable requirements of Rule 16b-3, the Committee shall have the authority, in its sole discretion:

     (a)   To determine the eligibility of Executives to be issued Shares;

     (b) To determine whether and to what extent Shares are to be issued to eligible Executives;

     (c)   To determine the number of Shares to be issued under the Plan;

     (d)   To determine the terms and conditions of any Shares, if any;

     (e) To determine whether, to what extent and under what circumstances issuances of Shares are to be made and operate on a tandem basis with respect to other awards made outside of the Plan, or on a cumulative basis; and

     (f) To adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan; and otherwise supervise the administration of the Plan.

     4.03 EFFECT OF BOARD AND COMMITTEE DECISIONS. In the absence of contrary action by the Board, any decision, determination or action taken by the Committee or by the Board in connection with the construction, interpretation, administration, application, operation and implementation of the Plan shall be final,
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conclusive and binding on the Company, its stockholders and Subsidiaries, all
Executives and the respective legal representatives, heirs, successors and assigns of all of the foregoing and all other persons claiming under or through any of them.

     4.04 EXCULPATION AND INDEMNIFICATION. No member of the Board or the Committee, and no Executive or other agent acting on behalf of the Board or the Committee, shall be personally liable for any decision, determination or action made or taken, or failed to be made or taken, with respect to this Plan or the issuance of Shares hereunder, and the Company shall fully protect each such person in respect of any such decision, determination or action and shall indemnify each such person against any and all claims, losses, damages, expenses and liabilities arising from or in connection with any such decision, determination or action.

5.   ELIGIBILITY

     Shares may be issued under this Plan to any Executive that participates in the Company's 1994 Executive Incentive Plan.

6.   ISSUANCE OF SHARES

     Within five business days following the date that the Company's financial statements for the prior fiscal year are first publicly released, the Committee shall determine the number of Shares of Common Stock to be granted to an Executive under the Company's 1994 Executive Incentive Plan and, subject to any requirements, rules and procedures established under Section 13 hereof, the Committee shall direct that a certificate representing the number of Shares of Common Stock be issued to the Executive with the Executive as the registered owner. Unless action has been taken to register the Shares of Common Stock subject to the Plan with the Commission, the certificate representing such Shares shall be legended so as to provide notice of the restrictions on the subsequent transfer thereof in order to comply with applicable Securities Law Requirements.

     The date of issuance of Shares hereunder shall, for all purposes, be the date on which the Committee makes the determination granting such Shares. Notice of such determination shall be given to each Executive to whom Shares are granted as soon as practicable after the date of such grant.

7.   ADJUSTMENTS

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting the Common Stock, the Board shall make appropriate adjustment in the number and kind of Shares authorized by the Plan, as it determines appropriate in the circumstances, in its sole discretion.

8.   AGREEMENTS

     As a condition to the issuance of Shares awarded under this Plan, the Executive shall enter into an agreement in such form as may be prescribed by the Committee from time to time. Each such agreement shall contain such provisions as are required to conform to the terms of the Plan and may contain such additional provisions not inconsistent with the terms of the Plan as the Committee may from time to time authorize. Each agreement evidencing the issuance of Shares to a Section 16 Person shall also provide for such minimum holding period from the date of the grant of the award to the disposition of any Shares acquired pursuant to the award as may be required by Rule 16b-3.

9.   CONDITIONS UPON ISSUANCE OF SHARES

     Shares shall not be issued unless the issuance and delivery of such Shares pursuant thereto shall comply with all applicable Securities Law Requirements and all other applicable provisions of law, including,
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without limitation, any applicable state "blue sky" laws, securities laws and the rules and regulations promulgated under any of such laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the issuance of Shares, the Company may require the Executive to whom such Shares are to be issued to make such representations and warranties to the Company as may be required, in the opinion of counsel for the Company, by any of the aforementioned Securities Law Requirements and other laws, which may include, without limitation, representations and warranties that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares.

     The Company shall not have any liability to any Executive in respect of any delay in the issuance of Shares hereunder.

10.  RESERVATION OF SHARES

     The Company, during the term of this Plan, shall at all times reserve and keep available for issuance such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

11.  EFFECTIVENESS OF PLAN

     This Plan was adopted by the Board effective as of January 1, 1994; provided, however, that no Shares shall be issued hereunder unless and until, the Plan is approved, by the holders of the outstanding shares of Common Stock of the Company present and voting, in person or by proxy, at a duly held meeting of the Company's stockholders or any adjournment thereof and by such percentage of such quorum of such stockholders as may be required by applicable Securities Law Requirements. If this Plan is not approved by the Company's stockholders within one (1) year of the date of adoption of the Plan, this Plan shall automatically terminate and any issuances of Shares hereunder shall be invalid. Once so approved by the stockholders of the Company, the Plan shall continue in full force and effect until: (i) terminated by resolution of the Board; or
(ii) no Shares remain available for the issuance hereunder.

12.  AMENDMENT OF PLAN

     The Board, may in its sole discretion, amend the Plan from time to time, provided that any amendment which Rule 16b-3 or any other Securities Law Requirement requires be approved by the stockholders of the Company shall be made only with the approval of such stockholders. Amendments to the Plan shall apply prospectively.

13.  WITHHOLDING OF TAX

     The Board may permit an Executive to elect to satisfy social security and federal and state income tax withholding obligations relating to the issuance of Shares hereunder by having the Company deliver to the Executive cash in lieu of shares in an amount up to forty percent (40%) of the value of Shares awarded under the Plan. The use and availability of the election to receive cash in lieu of Shares to satisfy social security and federal and state income tax withholding requirements is subject in general, and in particular instances, to the then applicable requirements of Rule 16b-3, the Board's complete discretion and such rules and procedures as the Board may adopt.

14.  GENERAL PROVISIONS

     14.01 NATURE OF BENEFITS. Benefits realized by an Executive under this Plan shall not be deemed a part of such Executive's regular, recurring compensation for any purpose and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary or Affiliate unless expressly so provided by such other plan or arrangement, or except where the Committee expressly determines in its sole discretion that a grant of
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Shares or portion thereof should be so included in order to accurately reflect competitive compensation practices or to recognize that a grant of Shares has been granted in lieu of a portion of competitive annual cash compensation.

     The existence of this Plan shall not create in any Executive any right to the issuance of Shares hereunder or under the 1994 Executive Incentive Plan, and neither the existence of this Plan nor the issuance of Shares to any Executive hereunder shall confer upon such Executive any right with respect to continuation of the employment of such Executive by the Company or any Subsidiary or Affiliate or shall in any way interfere with or limit the right which such Executive, the Company or any Subsidiary or Affiliate may otherwise have to terminate such employment at any time with or without cause. Upon the termination of any Executive's employment with the Company or any Subsidiary or Affiliate, neither the Company nor any Subsidiary nor Affiliate shall have any liability or obligation to such Executive under this Plan or any Shares issued to such Executive hereunder.

     14.02 GOVERNING LAWS. To the extent that federal laws (such as the Act or the Code) or the Delaware General Corporation Law do not otherwise control, this Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Minnesota and construed accordingly.

     14.03 GENDER AND NUMBER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

     14.04 CAPTIONS. The captions contained in this Plan are for convenience of reference only and do not affect the meaning of any term or provisions hereof.